Exhibit 99.1

Royal Gold Reports Record Revenue and Operating Cash Flow for the September Quarter of 2021

DENVER, COLORADO. NOVEMBER 3, 2021: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we,” “us,” or “our”) reports for the quarter ended September 30, 2021 (the “September quarter”) net income of $70.2 million, or $1.07 per share, record revenue of $174.4 million and record operating cash flow of $129.9 million. Adjusted net income[1] was $70.0 million, or $1.07 per share.

“I am pleased to report that Royal Gold turned in another quarter of very strong financial and operating performance with record revenue, operating cash flow and GEO[2] volume in the September quarter,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “The portfolio continued to deliver consistent gold-focused revenue and we saw excellent progress at our newest portfolio assets:

●
Newcrest released a pre-feasibility study on the block cave at the Red Chris Mine that shows forecast production to 2040 that is substantially similar to our valuation expectations and indicates potential for significant upside well into the future,
●
Ero Copper announced exciting exploration results at the NX Gold Mine that indicate further potential for high-grade resource growth, and
●
IAMGOLD showed steady progress on construction at the Côté Gold Project with expected first production in 2023.

We also received our first silver deliveries from our biggest growth project, Khoemacau, and after quarter end we increased our stream interest to 90% of payable silver, giving us further exposure to this high-quality, long-life mine.”

“During the quarter we also received an upgrade in our MSCI ESG Rating to AA,” continued Mr. Heissenbuttel, “and it’s gratifying to see external recognition of our approach to managing ESG risks in our business. With the consistent performance of our portfolio, embedded growth projects, solid balance sheet and approach to sustainability, we are positioned well for continued strong performance in the future.”

Key September Quarter Highlights:

●
Records for revenue of $174.4 million, operating cash flow of $129.9 million and volume of 97,400 GEOs[2]
●
73% of revenue from gold, 10% from silver, 14% from copper
●
Ended the quarter with cash of $160 million, net cash[3] of $60 million and available liquidity of $1.1 billion
●
Received first silver delivery from Khoemacau
●
Closed stream on the NX Gold Mine, and received first gold delivery
●
Acquired royalty on the world-class Red Chris Mine
●
Continued progress on ESG initiatives including upgraded MSCI ESG Rating of AA and achieved net zero carbon emissions for direct operations
●
Paid quarterly dividend of $0.30 per share, a 7% increase over the prior year quarter

Post Quarter Events:

●
Khoemacau stream rate increased to 90% of payable silver
●
Reduced debt by $50 million

Recent Developments

Increase in Silver Stream to 90% and First Silver Delivery from the Khoemacau Project

As previously announced, first concentrate was shipped in mid-July from the long-life Khoemacau Project (“Khoemacau”) in Botswana. Royal Gold received its first silver stream deliveries totaling approximately 105,800 ounces for the September quarter.

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), construction at Khoemacau is substantially complete and activity is focused on ramping up to full production levels. Progress within the mine has been slower than planned due to underground equipment operator shortages caused by international travel restrictions, the late arrival of key underground equipment caused by COVID-19 considerations and recent unrest in South Africa, and typical ramp up

1 Adjusted net income and adjusted net income per share are a non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

3 Net debt (and net cash) is a non-GAAP financial measure. See Schedule A of this press release for additional information.

issues related to drilling and blasting of the first stopes. With an improvement in the availability of operators, all required equipment now on site, and experience gained from mining the first stopes, progress is being made on resolving these issues and the mining rate at the end of October has steadily improved to approximately 40% of the target mining rate of 10,000 tonnes per day. Stope mining began in September and ground conditions, ore body grades and widths are all in line with expectations.

KCM reported that progress in the process plant has also been in line with expectations, and nameplate capacity of 10,000 tonnes per day was reached consistently for discrete periods during the commissioning period using stockpiled ore. Average recoveries in October were 85% for copper and 81% for silver, and are expected to reach target recoveries of 88% for copper and 84% for silver as the plant operations progress to steady state, in addition to other ongoing adjustments to the process. Copper concentrate produced so far has met required offtake specifications.

KCM expects that the mining rate will continue to ramp-up steadily and reach approximately 75% of target production at the end of the first calendar quarter of 2022, and reach full, sustained production during the third calendar quarter of 2022. While the Government of Botswana lifted the COVID-19 state of emergency on September 30, 2021, KCM has advised that COVID-19 considerations, both locally and internationally, remain a risk to ramp-up progress.

On October 8, 2021, Royal Gold acquired the right to receive a further 6% of the payable silver from Khoemacau with an advance payment of $15.9 million, which was requested by KCM to maintain appropriate working capital levels during the ramp up period. With project construction essentially complete, KCM has advised that it is well advanced in closing out all major project contracts and there is limited scope for change to the remaining project capital cost to completion. Royal Gold has remaining committed funding of $26.5 million to KCM in the form of additional advance payments under the stream, which may be drawn at the election of KCM prior to the earlier of completion of development or 60 days after the start of commercial production. KCM has advised that it expects to have sufficient working capital available through the ramp-up period and it does not expect to draw materially on this remaining available funding.

With the results experienced during the ramp-up period, KCM continues to expect Khoemacau to produce 155,000 to 165,000 tonnes of high-grade copper and silver concentrate a year once full production levels are reached, containing approximately 60,000 to 65,000 tonnes of payable copper and 1.8 to 2.0 million ounces of payable silver, over a mine life of approximately 20 years.

Royal Gold holds the right to receive 90% of the payable silver produced from Khoemacau until the delivery of 36.0 million silver ounces, and 45% thereafter. Royal Gold will pay a cash price equal to 20% of the spot silver price for each ounce delivered; however, if KCM achieves mill expansion throughput levels above 13,000 tonnes per day (30% above current mill design capacity), Royal Gold will pay a higher ongoing cash price for silver ounces delivered in excess of specific annual thresholds.

Positive Red Chris Mine Block Cave Pre-Feasibility Study

As previously announced, on August 11, 2021, Royal Gold acquired a 1.0% net smelter return royalty on certain areas of the Red Chris Mine (the “Red Chris Royalty”) in British Columbia, Canada, which covers the currently known mineralization and prospective exploration areas. The Red Chris Mine is an operating open pit mine producing gold, copper and silver, and is owned by the Red Chris Joint Venture, which is owned 70% by Newcrest Mining Ltd. (“Newcrest”) and 30% by Imperial Metals Corporation, in which Newcrest is the operator. The effective date of the transaction was January 1, 2021 and Royal Gold expects the first royalty payment for production during calendar 2021 to be made within the first 90 days of 2022. Production from the Red Chris Mine for the 9 months ending September 30, 2021, was 46,549 ounces of gold, 22,999 tonnes of copper and 129,543 ounces of silver.

After the end of the quarter, on October 12, 2021, Newcrest released the results of a Pre-Feasibility Study (“PFS”) detailing the long term mine plan and transition from an open pit to an underground block cave operation. Newcrest reported a mine life of 36 years with total production of 480 million tonnes of ore containing 5.3 million ounces of gold and 1.7 million tonnes of copper. Potential sources of additional upside not incorporated in the PFS include exploration success at the recently discovered East Ridge target and a new zone of higher-grade mineralization southwest of the Main Zone, potential acceleration of mining of high-grade pods, and further analysis of the inclusion of next generation mining systems. Results of this study are consistent with the due diligence estimates that provided the basis for Royal Gold’s valuation of the Red Chris Royalty.

Newcrest outlined plans to complete a Feasibility Study by mid-2023 that will include studies to consider early mining of high-grade pods in the East Zone, and accommodate the potential development of the East Ridge discovery and further resource upside. Newcrest reported that drilling to define the extent of the East Ridge mineralization is ongoing and follow up drilling is planned to test extensions of the porphyry corridor further to the east, where step out drilling has intercepted mineralization 700 meters from East Ridge. Newcrest reported that an exploration decline and support infrastructure to provide access for underground exploration had progressed to 393 meters as of October 20, 2021.

Continued Exploration Success and First Gold Stream Delivery at the NX Gold Mine

As previously announced, on August 6, 2021, Royal Gold closed a stream agreement for gold produced from the operating NX Gold Mine (the “NX Gold Stream”) in Brazil with Ero Gold Corp., a wholly owned subsidiary of Ero Copper Corp., and certain of its affiliates (together, “Ero”). The first gold delivery of 2,468 ounces was received upon closing, representing deliveries from the transaction effective date of May 1, 2021 through to closing.

As previously reported, Ero continues exploration at and around the NX Gold Mine. After the end of the quarter on October 14, Ero provided a further positive update on exploration activities, which are focused on infill and extension drilling of the Santo Antonio Vein, delineation and discovery of new gold-bearing veins within the NX Gold Mine, and executing the first regional exploration program on the broader NX Gold Mine land package. Ero reported that nine drill rigs are currently operating. Reported highlights included:

●	New drilling down-plunge of the deepest known gold mineralization and 115 meters beyond the limit of the current mineral resource shell that confirms the continuity of high-grade gold mineralization within the Santo Antonio Vein extension, which remains open to depth.
●	Drilling of the recently discovered Matinha Vein continues to extend the known limits of mineralization with recent intercepts located approximately 65 meters down-plunge of prior drilling highlighting apparent thickening at depth. Exploration of the Matinha Vein also highlighted the presence of a second parallel structure at depth where drilling is ongoing. Ero indicated that the Matinha Vein has the potential to become an additional feed source for the mill while leveraging the nearby mine infrastructure of the Brás Vein.
●	Ongoing exploration at the Mata Verde System, located approximately 25 kilometers north-north-east of the NX Gold Mine, which to date has been traced over approximately 10.5 kilometers.

Ero expects to incorporate the exploration results into year-end mineral reserve and resource estimates.

Overall Construction Progress at the Côté Gold Project Reaches 36%

On October 18, 2021, IAMGOLD Corporation (“Iamgold”) reported continued construction progress at the Côté Gold Project in Northern Ontario, Canada. Iamgold reported that as of September 30, 2021, the overall project was approximately 36% complete, detailed engineering was 85% complete and the project remains on track for commercial production in the second half of calendar 2023. Iamgold expects to file an updated NI 43-101 Technical Report within 45 days of October 18 that will include optimization of the mine plan since the last Technical Report published in 2018.

Expansion Continues at Pueblo Viejo and First Deferred Silver Delivery Received

Barrick Gold Corporation (“Barrick”) reported that the plant expansion project to increase throughput and allow the mine to maintain average annual gold production of approximately 800,000 ounces after calendar year 2022 (on a 100% basis) is progressing well. Barrick also continues to work on a new tailings storage facility that will support the expansion and extension of the mine life until the 2040’s. Barrick reported that the Government of the Dominican Republic has launched independent studies to review alternatives for a new tailings storage facility and that the Pueblo Viejo Joint Venture will be completing site investigations to improve confidence in the preferred options. Barrick has cautioned that an inability to obtain the additional tailings storage capacity would result in an end to production in 2030.

Silver deliveries during the September quarter totaled 396,500 ounces, and included normal-course stream deliveries of approximately 377,800 ounces and previously deferred deliveries of approximately 18,700 ounces. The deferred ounces are the result of a mechanism in the stream agreement that allows for the deferral of deliveries in a period if silver recoveries fall below a fixed 70% recovery rate, with delivery of those deferred ounces to be made in future periods as silver recovery allows. Temporary operational issues with the silver circuit caused recoveries to fall below the fixed 70% recovery rate and deferral of silver deliveries started in the quarter ended March 31, 2021, and continued into the quarter ended June 30, 2021. Barrick advised that it completed maintenance work on the silver recovery circuit in the quarter ended June 30, 2021, and continues to make modifications to further improve recoveries. As of September 30, 2021, approximately 418,300 ounces remain deferred and Royal Gold expects delivery of these deferred ounces to continue over the next several quarters.

On October 19, 2021, Barrick reported that Pueblo Viejo is on track to deliver production guidance for 2021 of 470,000 to 510,000 ounces of gold (60% Barrick share).

Repayment of $50 Million of Revolving Credit Facility Balance Leaving $950 Million Available

As previously announced, on August 9, 2021, the Company drew $100 million on its revolving credit facility for business development activities. In keeping with Royal Gold’s capital allocation strategy to repay outstanding debt as cash flow allows, on October 8, 2021, the Company repaid $50 million of the credit facility balance leaving an outstanding balance of $50 million and $950 million available under the credit facility.

Upgrade in MSCI ESG Rating to AA

Royal Gold received a rating of AA in the MSCI ESG Ratings assessment during the September quarter citing Company practices in the areas of governance and operations. The AA rating (on a scale of AAA-CCC) places Royal Gold within the category of “Leader,” the highest rating given to companies in the Metals and Mining – Precious Metals sector.

Achieved Net Zero Carbon Emissions for Fiscal Year 2020 Corporate Operations

During the quarter Royal Gold acquired carbon credits to fully offset emissions from its direct corporate operations for fiscal year 2020.

Established Support for the Riverside Foundation for Healthcare and Mikinaak Center for Wellness

Royal Gold seeks opportunities to support our counterparties and their sustainability initiatives in the areas surrounding the operations in which the Company has interests. Agreements were completed in the September quarter to provide donations to the Riverside Foundation for Healthcare (C$60,000 per year for three years) and the Mikinaak Center for Wellness (C$34,000) in Fort Frances, Ontario, Canada, to support health and wellness programs in the catchment area of the Rainy River Mine.

September Quarter 2021 Overview

September quarter revenue was $174.4 million, compared to $146.9 million in the prior year quarter, with stream revenue of $115.9 million and royalty revenue of $58.5 million. The increase in total revenue for the September quarter compared to the prior year quarter resulted primarily from higher gold sales at Mount Milligan, higher gold production at Cortez, gold sales from the newly acquired NX Gold Stream and an increase in average copper prices, offset by a decrease in gold sales from Andacollo and lower average gold prices compared to the prior period.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $27.2 million for the September quarter from $21.9 million for the prior year quarter. The increase was primarily due to an increase in gold and copper sales from Mount Milligan and an increase in the average copper price. This increase was partially offset by a decrease in the average gold price and a decrease in gold sales at Andacollo when compared to the prior period. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

Depreciation, depletion and amortization increased to $50.6 million for the September quarter from $46.3 million for the prior year quarter. The increase compared to the prior period was primarily due to higher gold sales from Mount Milligan, higher gold production at Cortez and maiden gold sales from the newly acquired NX Gold Stream. The increase was offset by lower gold and silver sales from Pueblo Viejo and lower gold sales from Andacollo.

Income tax expense totaling $16.0 million was recorded in the September quarter, compared with an income tax benefit of $2.4 million for the prior year quarter. The income tax expense resulted in an effective tax rate of 18.5% in the current period, compared with (2.3%) for the prior year quarter.

At September 30, 2021, the Company had current assets of $232.1 million compared to current liabilities of $60.3 million, which resulted in working capital of $171.8 million. This compares to current assets of $297.1 million and current liabilities of $52.1 million at June 30, 2021, resulting in working capital of $245.0 million. The decrease in working capital was primarily due to the cash payments associated with the acquisitions of the Red Chris Royalty and NX Gold Stream during the September quarter.

Net cash provided by operating activities totaled $129.9 million for the September quarter compared to $94.2 million for the prior year quarter. The increase was primarily due to an increase in cash proceeds received from the Company’s stream and royalty interests, net of cost of sales and production taxes, of approximately $33.1 million.

As of September 30, 2021, the Company had $900 million available and $100 million outstanding under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1.1 billion of total liquidity at September 30, 2021. On October 8, 2021, the Company repaid $50 million of the outstanding borrowings under the revolving credit facility, which increased the amount available under the revolving credit facility to $950 million and decreased the amount outstanding to $50 million.

Outlook

Royal Gold increased its guidance for total stream segment and royalty sales volume to a range of between 180,000 and 190,000 GEOs4 for the 6-month transition period ending December 31, 2021. For the same period, depreciation, depletion and amortization expense is expected to range between $525 and $575 per GEO, and the effective tax rate is expected to range between 18% and 22%.

4 Commodity price assumptions for GEO projections include: $1,750 per ounce of gold, $25.50 per ounce of silver, $4.15 per pound of copper, $8.00 per pound of nickel, $0.95 per pound of lead, and $1.25 per pound of zinc

Other than potential remaining conditional funding at Khoemacau of $26.5 million and potential exploration and resource payments under the NX Gold Stream of $10 million, Royal Gold has no other project capital commitments or financing obligations.

Property Highlights

A breakdown of revenue for the stream and royalty portfolio can be found on Table 1. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2021 operator production estimates for the Company’s principal stream and royalty properties compared to actual production at these properties through September 30, 2021, can be found on Table 3. Results of the streaming business for the September quarter, compared to the prior year quarter, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the September quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of September 30, 2021, the Company owned interests on 190 properties on five continents, including interests on 44 producing mines and 16 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	September Quarter 2021 Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the results for the quarter ended September 30, 2021 will be held on Thursday, November 4, 2021, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance and outlook, including sales volume, revenue, expenses, tax rates, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; liquidity, financing and stockholder returns; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19, including due to variant strains of the virus; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, included those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2021. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

September 2021 Quarter End
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended
			September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2021	2020
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$53,455	$34,620
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	10,575	6,966
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$27,198	$31,270
Andacollo	Gold	100% of payable gold	11,601	23,509
NX Gold	Gold	25% of gold produced	4,412	-
Africa
Wassa	Gold	10.5% of payable gold	$8,033	$9,108
Prestea and Bogoso	Gold	5.5% of payable gold	540	1,030
Khoemacau	Silver	90% of payable silver	107	-
Total stream revenue			$115,921	$106,503
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	3,406	3,259
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	1,628	2,444
Williams	Gold	0.97% NSR	571	798
LaRonde Zone 5	Gold	2.0% NSR	630	736
Other-Canada	Various	Various	167	173
United States
Cortez	Gold	GSR1, GSR2, GSR3, NVR1, NVR1C	$17,101	$5,684
Robinson	Gold, copper	3.0% NSR	4,592	3,063
Marigold	Gold	2.0% NSR	1,776	1,944
Goldstrike	Gold	0.9% NSR	810	820
Wharf	Gold	0.0%-2.0% sliding-scale GSR	974	1,275
Other-United States	Various	Various	1,827	912
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$12,212	$10,209
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	3,215	1,368
El Limon	Gold	3.0% NSR	1,100	1,172
Other-Latin America	Various	Various	526	-
Africa
Taparko	Gold	2.0% GSR, 0.75% GSR (milling royalty)	$602	$750
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$4,323	$1,831
Gwalia Deeps	Gold	1.5% NSR	1,218	605
Meekatharra	Gold	0.45% or 1.5% NSR	961	1,331
Other-Australia	Various	Various	415	775
Europe
Las Cruces	Copper	1.5% NSR	$456	$1,228
Total royalty revenue			$58,510	$40,377
Total revenue			$174,431	$146,880

1	Refer to Part I, Item 2, of the Company’s Fiscal 2021 Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended(1)
Property	Operator	Stream/Royalty(2)	Metal(s)	Sep. 30, 2021		Jun. 30, 2021		Mar. 31, 2021		Dec. 31, 2020		Sep. 30, 2020
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	19,300	oz	16,100	oz	9,200	oz	16,900	oz	11,800	oz
		18.75% of payable copper	Copper	4.4	Mlb	4.4	Mlb	4.4	Mlb	4.1	Mlb	4.1	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold up to 990,000 ounces; 3.75% thereafter	Gold	9,800	oz	10,500	oz	10,500	oz	9,400	oz	11,100	oz
		75% of Barrick's interest in payable silver up to 50 million ounces; 37.5% thereafter(3)	Silver	386,500	oz	247,500	oz	418,200	oz	408,600	oz	451,200	oz
Andacollo	Teck	100% of payable gold up to 900,000 ounces; 50% thereafter	Gold	6,500	oz	15,400	oz	7,100	oz	9,500	oz	12,200	oz
Wassa	Golden Star	10.5% of payable gold up to 240,000 ounces; 5.5% thereafter	Gold	4,500	oz	4,000	oz	4,800	oz	3,600	oz	4,900	oz
Khoemacau	Khoemacau Copper Mining	90% of payable silver up to 36 million ounces; 45% thereafter	Silver	4,500	oz	—	oz	—	oz	—	oz	—	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	170,400	oz	179,800	oz	180,400	oz	210,600	oz	130,700	oz
			Silver	7.8	Moz	7.6	Moz	8.1	Moz	8.7	Moz	6.4	Moz
			Lead	42.0	Mlb	41.8	Mlb	50.1	Mlb	52.1	Mlb	41.7	Mlb
			Zinc	98.3	Mlb	101.7	Mlb	119.3	Mlb	93.8	Mlb	98.0	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C(4)	Gold	106,300	oz	89,800	oz	51,900	oz	57,600	oz	37,600	oz

1	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
2	Current stream/royalty interests shown. Refer to Part I, Item 2, of the Company’s Fiscal 2021 Form 10-K for a full description of the Company’s stream and royalty interests.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Production includes applicable royalty deductions. Please refer to Part I, Item 2, of the Company’s Fiscal 2021 Form 10-K for a full description of the Company’s royalty interests at Cortez.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2021
	Full Year Calendar 2021(1)			Production(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	N/A			28,300
Mount Milligan(4)	180,000 - 200,000			97,300
Copper			70 - 80 M			38.4 M
Pueblo Viejo(5)	470,000 - 510,000	N/A		381,000	N/A
Wassa(6)	145,000 - 155,000			116,800
Khoemacau(7)		N/A			N/A
Royalty:
Cortez(8)	350,000 - 375,000			248,000
Peñasquito(9)	660,000	30 Million		520,000	23.6 M
Lead			190 M			138 M
Zinc			475 M			325 M

1	Production estimates received from the operators are for calendar 2021. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to the cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2021 Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2021 through September 30, 2021, unless otherwise noted in footnotes to this table.
3	Estimated production for Andacollo is not available. The actual production figure shown for Andacollo is contained gold in concentrate.
4	The estimated production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré.
7	The estimated and actual production figures for Khoemacau are not available through the ramp-up period.
8	Production from Cortez subject to Royal Gold’s royalty interests.
9	The estimated and actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2021		September 30, 2020		September 30, 2021	June 30, 2021
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	10,800	19,300	19,600	11,800	2,900	11,400
Pueblo Viejo	9,200	9,800	9,400	11,100	9,200	9,800
Andacollo	6,400	6,500	13,700	12,200	2,200	2,400
Wassa	4,300	4,500	4,000	4,900	2,200	2,300
Other	7,500	6,300	4,400	4,000	2,500	1,300
Total	38,200	46,400	51,100	44,000	19,000	27,200

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2021		September 30, 2020		September 30, 2021	June 30, 2021
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	396,500	386,500	408,600	451,200	396,500	386,500
Khoemacau	105,800	4,500	—	—	101,300	—
Other	109,700	165,400	52,700	23,200	43,100	98,900
Total	612,000	556,400	461,300	474,400	540,900	485,400

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2021		September 30, 2020		September 30, 2021	June 30, 2021
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.6	4.4	5.8	4.1	—	1.7

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30, 2021	June 30, 2021
ASSETS
Cash and equivalents	$160,208	$225,916
Royalty receivables	52,959	47,242
Income tax receivable	4,081	4,520
Stream inventory	12,222	17,684
Prepaid expenses and other	2,613	1,773
Total current assets	232,083	297,135
Stream and royalty interests, net	2,476,630	2,262,158
Other assets	96,964	92,312
Total assets	$2,805,677	$2,651,605
LIABILITIES
Accounts payable	$5,471	$6,398
Dividends payable	19,690	19,681
Income tax payable	23,933	14,479
Other current liabilities	11,170	11,525
Total current liabilities	60,264	52,083
Debt	95,403	—
Deferred tax liabilities	87,687	88,000
Uncertain tax positions	890	910
Other liabilities	6,920	7,197
Total liabilities	251,164	148,190
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,563,802 and 65,551,061 shares outstanding, respectively	656	656
Additional paid-in capital	2,204,457	2,203,863
Accumulated earnings	336,734	286,249
Total Royal Gold stockholders’ equity	2,541,847	2,490,768
Non-controlling interests	12,666	12,647
Total equity	2,554,513	2,503,415
Total liabilities and equity	$2,805,677	$2,651,605

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended
	September 30, 2021	September 30, 2020
Revenue	$174,431	$146,880
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	27,230	21,902
General and administrative	7,129	7,454
Production taxes	2,054	1,355
Exploration costs	—	563
Depreciation, depletion and amortization	50,611	46,300
Total costs and expenses	87,024	77,574
Gain on sale of Peak Gold JV interest	—	33,906
Operating income	87,407	103,212
Fair value changes in equity securities	176	2,539
Interest and other income	819	421
Interest and other expense	(1,908)	(1,875)
Income before income taxes	86,494	104,297
Income tax (expense) benefit	(16,028)	2,377
Net income and comprehensive income	70,466	106,674
Net (income) loss and comprehensive (income) loss attributable to non-controlling interests	(290)	265
Net income and comprehensive income attributable to Royal Gold common stockholders	$70,176	$106,939
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.07	$1.63
Basic weighted average shares outstanding	65,556,608	65,537,714
Diluted earnings per share	$1.07	$1.63
Diluted weighted average shares outstanding	65,627,845	65,632,689
Cash dividends declared per common share	$0.30	$0.28

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income and comprehensive income	$70,466	$106,674
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	50,611	46,300
Gain on sale of Peak Gold JV interest	—	(33,906)
Non-cash employee stock compensation expense	1,503	1,493
Fair value changes in equity securities	(176)	(2,539)
Deferred tax benefit	(396)	(10,545)
Other	845	111
Changes in assets and liabilities:
Royalty receivables	(5,718)	(5,884)
Stream inventory	5,463	(5,488)
Income tax receivable	439	(1,864)
Prepaid expenses and other assets	(1,026)	260
Accounts payable	(927)	(235)
Income tax payable	9,454	12,408
Uncertain tax positions	(20)	(12,196)
Other liabilities	(633)	(437)
Net cash provided by operating activities	$129,885	$94,152
Cash flows from investing activities:
Acquisition of stream and royalty interests	(265,000)	(11,304)
Khoemacau subordinated debt facility	(7,000)	—
Proceeds from sale of Peak Gold JV interest	—	49,154
Proceeds from sale of equity securities	—	12,146
Other	(733)	(339)
Net (used in) provided by investing activities	$(272,733)	$49,657
Cash flows from financing activities:
Repayment of debt	—	(30,000)
Borrowings from revolving credit facility	100,000	—
Net payments from issuance of common stock	(909)	(1,389)
Common stock dividends	(19,682)	(18,365)
Other	(2,269)	(67)
Net cash provided by (used in) financing activities	$77,140	$(49,821)
Net (decrease) increase in cash and equivalents	(65,708)	93,988
Cash and equivalents at beginning of period	225,916	319,128
Cash and equivalents at end of period	$160,208	$413,116

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended
	September 30,
(amounts in thousands)	2021	2020
Net income and comprehensive income	$70,466	$106,674
Depreciation, depletion and amortization	50,611	46,300
Non-cash employee stock compensation	1,503	1,493
Gain on sale of Peak Gold JV interest	—	(33,906)
Fair value changes in equity securities	(176)	(2,539)
Interest and other, net	1,089	1,454
Income tax expense	16,028	(2,377)
Non-controlling interests in operating income of consolidated subsidiaries	(290)	265
Adjusted EBITDA	$139,231	$117,364

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2021	2021	2021	2020
Net income and comprehensive income	$70,466	$81,919	$54,193	$59,988
Depreciation, depletion and amortization	50,611	48,028	41,296	47,945
Non-cash employee stock compensation	1,503	1,494	1,344	1,398
Gain on sale of Peak Gold JV interest	—	—	—	—
Fair value changes in equity securities	(176)	(1,957)	(1,902)	382
Interest and other, net	1,089	469	1,087	965
Income tax expense	16,028	5,536	17,679	16,031
Non-controlling interests in operating income of consolidated subsidiaries	(290)	(242)	(167)	(99)
Adjusted EBITDA	$139,231	$135,247	$113,530	$126,610

TTM adjusted EBITDA	$514,618

Debt	$95,403
Debt issuance costs	4,597
Cash and equivalents	(160,208)
Net (cash)	$(60,208)

TTM adjusted EBITDA	$514,618
Net cash to TTM adjusted EBITDA	(0.12)x

Cash G&A:

	Three Months Ended
	September 30,
(amounts in thousands)	2021	2020
General and administrative expense	$7,129	$7,454
Non-cash employee stock compensation	(1,503)	(1,493)
Cash G&A	$5,626	$5,961

		Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2021	2021	2021	2020
General and administrative expense	$7,129	$7,212	$6,932	$6,789
Non-cash employee stock compensation	(1,503)	(1,494)	(1,344)	(1,398)
Cash G&A	$5,626	$5,718	$5,588	$5,391

TTM cash G&A	$22,323

Adjusted net income and adjusted net income per share:

	Three Months Ended
	September 30,
(amounts in thousands, except per share data)	2021	2020
Net income and comprehensive income attributable to Royal Gold common stockholders	$70,176	$106,939
Fair value changes in equity securities	(176)	(2,539)
Gain on sale of Peak Gold JV interest	—	(33,906)
Discrete tax benefits	—	(24,515)
Tax effect of adjustments	47	7,809
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	70,047	53,788

Net income attributable to Royal Gold common stockholders per diluted share	$1.07	$1.63
Fair value changes in equity securities	—	(0.04)
Gain on sale of Peak Gold JV interest	—	(0.52)
Discrete tax benefits	—	(0.37)
Tax effect of adjustments	—	0.12
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.07	$0.82

Free cash flow:

	Three Months Ended
	September 30,
(amounts in thousands)	2021	2020
Net cash provided by operating activities	$129,885	$94,152
Acquisition of stream and royalty interests	(265,000)	(11,304)
Free cash flow	$(135,115)	$82,848

Net cash (used in) provided by investing activities	$(272,733)	$49,657
Net cash provided by (used in) financing activities	$77,140	$(49,821)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.